Exhibit 99.1

For Immediate Release

August 10, 2006

Contact:	Media: Kelly Zitlow (847) 442-7664, kelly.zitlow@hewitt.com
Investors: Genny Pennise (847) 442-6793, genny.pennise@hewitt.com

Hewitt Associates Names Russell P. Fradin Chairman and Chief Executive Officer

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc., a global human resources services company, today announced that it has appointed Russell P. Fradin as the company’s new chairman and chief executive officer, beginning September 5, 2006. Mr. Fradin, most recently president and CEO of The Bisys Group, Inc., a leading provider of outsourcing solutions for the financial services sector, will succeed current Chairman and CEO Dale L. Gifford, who recently announced his intention to retire.

Mr. Fradin, 51, brings a strong combination of outsourcing, operations and strategic consulting experience to Hewitt. At Bisys, he was instrumental in successfully realigning the company’s businesses. Previously, Mr. Fradin spent more than seven years in various executive positions with Automatic Data Processing (ADP), including president of its global employer services group, where he doubled revenues to $4.5 billion, improved profit margins resulting in operating income of over $1.3 billion and pioneered the company’s entry into total human resources outsourcing for small businesses. Mr. Fradin also spent 18 years at global management consulting firm McKinsey and Company Inc., where he counseled Fortune 500 companies on their business strategies, with a particular emphasis on innovation and building market value.

“We are extremely pleased that Russ has accepted the opportunity to join Hewitt Associates as chairman and CEO,” said Cheryl A. Francis, Hewitt’s lead director. “He is a proven leader with a unique blend of experience and skills that are a perfect complement to Hewitt’s core businesses. Furthermore, his passion for our industry and reputation for tackling tough issues and achieving results will serve Hewitt’s clients, associates and stockholders very well.”

Mr. Fradin holds a bachelor’s degree in economics from the University of Pennsylvania and a master’s in business administration from Harvard Business School. He currently serves on the board of directors of the Corporate Executive Board.

“I am very excited to join this organization,” said Mr. Fradin. “Hewitt is a well-established name and a highly regarded industry leader that excels at serving an impressive group of clients. I am energized by the opportunity to build on this foundation to create more value and, ultimately, to position Hewitt for long-term profitable growth and a stronger future for clients, associates and stockholders.”

Mr. Gifford, who has been with Hewitt for more than 30 years and CEO since 1992, will remain with the organization through the end of its fiscal year (September 30, 2006) to help ensure a smooth transition.

“I feel very privileged to have served Hewitt and our clients for more than 30 years, and have a great sense of pride in this organization and our 22,000 associates worldwide,” said Mr. Gifford. “Now is the appropriate time to hand the reins over to a new leader and I have every confidence that Russ will effectively lead Hewitt through the next stage of its development.”

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The company consults with more than 2,400 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 350 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 22,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions, and the factors discussed under the “Risk Factors” heading in the Business section of the Company’s most recent annual report on form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

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